For Immediate Release

Ortec Provides Update on Confirmatory Trial

and Other Corporate Matters

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NEW YORK, NY — (PR Newswire) — January 19, 2006 – In response to inquiries from shareholders, Ortec International, Inc. (OTCBB:ORTN) is providing an update on the status of its ongoing 60 patient confirmatory trial, which is evaluating its lead product, OrCel®, in the treatment of venous leg ulcers.

The clinical trial is currently being conducted at nine active clinical centers and, to date, approximately 40 patients have been enrolled with more than half having completed the treatment phase of the trial. Based on current input from the clinical centers, the remaining approximate 20 patients required to complete patient enrollment are expected to be enrolled by the end of February, 2006.

Commenting on the confirmatory trial data, Ron Lipstein, Chief Executive Officer of Ortec, stated, “Our preliminary overview of the un-audited data indicates that for those patients who have completed the treatment phase, OrCel® continues to show effectiveness and faster healing in comparison to standard of care, and is performing consistent with our previous results and expectations. We look forward to completing the enrollment, compiling the final statistical data, and submitting our Pre Market Approval (PMA) application to the Food and Drug Administration (FDA) later this year.”

The confirmatory study is being conducted at the request of the FDA for the purpose of confirming clinical results generated in Ortec’s pivotal trial previously submitted as part of a PMA application filed by Ortec.

The clinical data from the 12-week pivotal trial submitted as part of Ortec’s PMA and together with which the current trial data will be evaluated, showed that 59% of the OrCel® treated patients achieved wound closure versus 36% of the patients who received standard of care treatment.

OTHER CORPORATE MATTERS

Ortec announced that based on the final ruling of the Center for Medicare Services (CMS), the reimbursement available for sales of OrCel® during 2006 will be approximately $1,100 per unit of OrCel®.

Also, Ortec announced that it is progressing towards finalizing a definitive agreement with Hapto Biotech (HAPTO) pursuant to the letter of intent (LOI) recently entered into with Hapto. Currently, Ortec expects to close the transaction in February 2006, subject to the successful completion of the agreement and other related requirements detailed in the LOI. Upon successful completion of the transaction, Ortec will obtain technology with which it intends to expand its focus to regenerative medicine and stem cell therapy.

Ortec also announced that it was informed that Advanced Tissue Sciences has withdrawn its appeal against the grant of Ortec’s European patent of OrCel®. Ortec was originally granted its European patent in December 1997 and received notification in November 1998 that it was being challenged by Advanced Tissue Sciences. In March 2002, Ortec announced that it had successfully defended Advanced Tissue Sciences’ opposition filed with the European Patent office and, subsequently, Advanced Tissue Sciences again appealed the patent offices’ decision, but is now withdrawing that appeal.

Withdrawal of the appeal by Advanced Tissue Sciences concludes this litigation and Ortec’s European patent remains as originally issued. This is the second patent challenge which Ortec successfully defended. In 1996, Ortec successfully defended its patent on OrCel® in a patent re-examination challenged by Organogenesis.

About Ortec International, Inc.

Ortec International, Inc. (ORTN) is a tissue-engineering company involved in the commercialization of a proprietary and patented technology to stimulate the repair and regeneration of human tissue. Ortec’s current focus is the application of OrCel® (Bilayered Cellular Matrix) to heal chronic and acute wounds. OrCel® is composed of a collagen sponge seeded with allogeneic epidermal and dermal cells. These cells secrete growth factors and cytokines normally found in acute human wounds and are believed to have a beneficial role in promoting tissue repair. In addition to having received FDA approvals for the treatment of Epidermolysis Bullosa and donor sites in burn patients, a pivotal clinical trial has been completed for venous ulcers, and a PMA has been filed. Ortec is currently implementing a confirmatory trial as a clinical supplement to its PMA filing. In addition, the FDA has granted Ortec approval to initiate a pivotal trial for diabetic foot ulcers. Ortec believes that its platform technology may extend to the regeneration of other human tissue such as tendons, ligaments, cartilage, bone, muscle and blood vessels. For more information, visit Ortec’s website at http://www.ortecinternational.com.

This news release may contain "forward-looking statements" for the purposes of the United States Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3B-6 under The Exchange Act. Without limitation, statements regarding expected FDA approvals, clinical trial results, product performance, expectations with respect to sales, gross margins, research and development expenditures, earnings per share, capital expenditures, collaborations, or other expansion opportunities would be “forward-looking statements.” These statements may be identified by words such as "expects", "anticipates", "intends", "estimates", "believes" or similar expressions in connection with any discussion of future financial and operating performance. The forward-looking statements contained herein involve risks and uncertainties that may cause results to differ materially from the Company's expectations including but not limited to, global economic trends, competitive pricing or product developments, government legislation and/or regulations, technology, manufacturing, legal and patent issues, suppliers, capital availability, personnel changes, cancellation or delays in renewal of contracts, and lack of suitable raw materials or packaging materials. Investors are cautioned to review risk factors in the Company's filings with the United States Securities and Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT

Elite Financial Communications Group, LLC

Dodi Handy, 407-585-1080 or via email at ortn@efcg.net